SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


      Certification and Notice of Termination of Registration under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
                   to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                        Commission File Number 333-64457
                        --------------------------------

                            FIRST PERRY BANCORP, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               101 Lincoln Street
                       Marysville, Pennsylvania 17053-0017
                                 (717) 957-2196
               --------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.25 per share
                --------------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
               ---------------------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [  X   ]           Rule 12h-3(b)(1)(ii)     [     ]
Rule 12g-4(a)(1)(ii)     [      ]
Rule 12g-4(a)(2)(i)      [      ]           Rule 12h-3(b)(2)(i)      [     ]
Rule 12g-4(a)(2)(ii)     [      ]           Rule 12h-3(b)(2)(ii)     [     ]
Rule 12h-3(b)(1)(i)      [  X   ]           Rule 15d-6               [     ]


Approximate  number of holders of record as of the certification or notice date:
One hundred ten (110)

     Pursuant to the requirements of the Securities Exchange Act of 1934, First Perry Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   February 17, 1999                   BY:    /s/ William L. Hummel
       -------------------------                   -----------------------
                                                   William L. Hummel
                                                   President
                                                  (principal executive officer)